Exhibit 99.1
Contacts:

Felicia Spagnoli	Justine Alonzo
Media Relations	Investor Relations
Color Kinetics Incorporated	Color Kinetics Incorporated
617-701-2292	617-701-2272
fspagnoli@colorkinetics.com	jalonzo@colorkinetics.com
COLOR KINETICS ELECTS WILLIAM O’BRIEN TO BOARD OF DIRECTORS
Announces additional board transition
Boston, MA — November 28, 2005 — Color Kinetics Incorporated (NASDAQ: CLRK), a leading innovator of intelligent solid-state lighting systems and technologies, today announced several changes to the composition of its board of directors. William O’Brien, Executive Chairman of Enterasys Networks (NYSE: ETS), has been elected to the company’s board and audit committee. Additionally, director Elisabeth Allison has been named Lead Independent Director. Effective January 1, 2007, George Mueller will step down as Chairman but remain a member of the company’s board.
“As Color Kinetics evolves to reach widespread market opportunities for intelligent solid-state lighting, we continually seek the strategic guidance of our world-class board of directors, whose considerable strengths range from business and finance to marketing and technology innovation,” said Bill Sims, President and CEO, Color Kinetics. “We are very pleased to welcome Bill, whose leadership and financial and operational expertise will perfectly complement the board’s composition.”
“It’s an honor to join Color Kinetics’ board during this exciting stage of the company’s growth, as the impact of its technology continues to shape existing and future lighting markets,” said O’Brien. “I look forward to working alongside the other talented directors to help position the company for long-term success.”
Prior to joining Enterasys, which he led as CEO for three years, O’Brien held several senior management positions in the US and globally for PricewaterhouseCoopers, a 130,000-person financial services firm. In that capacity he advised leading global clients on financial, business and accounting matters, and managed a complex organization through the changes of market globalization, dramatic growth in consulting services, and increased financial regulatory issues. He previously spent more than 20 years at Coopers & Lybrand, where he rose to the position of COO, carrying full P & L responsibility for its Business Assurance (audit), Tax, and Financial Advisory Services. He later served as global managing partner and was instrumental as transition leader for the merger of Coopers & Lybrand with Price Waterhouse. He currently sits on the corporate boards of Enterasys, Camp Dresser & McKee and MFS Investment.
Allison is a Senior Partner in ANZI Ltd., a transactional firm specializing in acquisitions, strategic partnerships, joint ventures and licensing agreements for the publishing and software industry. She has served on Color Kinetics’ board for four years, including membership on its audit and nominating committees. She has also served on the boards of three mutual funds of the Capital Research and Management Corporation since 1991. Prior to joining ANZI, she was Senior Vice President, Development at the McGraw-Hill Companies and Associate Professor of Economics at Harvard.

Mueller co-founded Color Kinetics in 1997 and served as Chairman and CEO for eight years before transitioning the latter role to Bill Sims, President and CEO, in 2005. He contributed to more than 20 patents pertaining to Color Kinetics’ core technology, and was instrumental in fostering the early adoption of intelligent solid-state lighting across a number of emerging markets.
“I will remain active as Chairman throughout 2006, and as a director thereafter,” said Mueller. “I am confident that the company’s growth and future direction lie in exceptionally qualified hands. My role as an industry evangelist will continue, as LED technology progresses ever closer to general illumination and a host of new applications.”
About Color Kinetics
Color Kinetics Incorporated (NASDAQ: CLRK) is a leading innovator of intelligent solid-state lighting — enabling light without limits™. The company’s award-winning product lines apply the benefits of LEDs to transform the way light is produced, controlled and applied, advancing the adoption of cost- and energy-efficient lighting worldwide. Its systems leverage a patented layer of digital intelligence, called Chromacore®, to generate and control color and white light for use in high-performance lighting and OEM and licensing applications. The company’s investment in research and development is reflected by its wide-ranging intellectual property portfolio. Founded in 1997, the company is headquartered in Boston, MA with offices in the UK, China, and Japan. More information can be found at www.colorkinetics.com.
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©2005 Color Kinetics Incorporated. All rights reserved. Chromacore, Color Kinetics, and the Color Kinetics logo are registered trademarks and Light Without Limits is a trademark of Color Kinetics Incorporated. All other trademarks mentioned are the property of their respective owners.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Color Kinetics Incorporated’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events and results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the Twelve Months Ended December 31, 2004, File Number 000-50798, and most recent 10-Q, each as filed with the Securities and Exchange Commission.